Exhibit 10.1.1

AMENDMENT OF

EMPLOYMENT AGREEMENT FOR JOHN E. CARROLL, JR.

WHEREAS, FreightCar America, Inc. (formerly known as JAC Holdings International, Inc.) (the “Company”) and John E. Carroll, Jr. (the “Executive”) entered into an Employment Agreement effective as of December 17, 2004 (the “Employment Agreement”); and

WHEREAS, the Company and Executive now consider it desirable to amend the Employment Agreement effective immediately;

NOW THEREFORE, pursuant to Section 10(d) of the Employment Agreement and in consideration of the continued employment of the Executive by the Company and the benefits to be derived by the Executive under the Employment Agreement, the parties mutually agree to amend the Employment Agreement, by substituting the following for Section 5(c) of the Employment Agreement, effective immediately:

“(c) Retention Bonus. The Company shall pay the Executive a lump sum cash bonus of (i) $250,000 if the Executive remains continuously employed with the Company until May 1, 2005, and if the Company is listed on the NASDAQ National Market System on that date, and (ii) $250,000 if the Executive satisfies the terms of clause (i) and remains continuously employed with the Company until the earlier of November 1, 2005 or completion of a follow-on offering of the Company’s common stock; provided, however, that if a Change in Control (as defined below) occurs before the earlier of November 1, 2005 or completion of a follow-on offering of the Company’s common stock, the Company will pay the Executive the $250,000 lump sum cash bonus under this clause (ii) upon the Change in Control.”

IN WITNESS WHEREOF, the parties have executed this Agreement on this 11th day of March 2005.

FREIGHTCAR AMERICA, INC.

By:	/s/ Camillo Santomero	/s/ John E. Carroll, Jr.
	Chairman of the Board	John E. Carroll, Jr.